EXHIBIT 4
                         AMENDMENT TO RIGHTS AGREEMENT


      THIS AMENDMENT, dated as of September 15, 1996, is between PROLER INTERNATIONAL CORP., a Delaware corporation (the "Company"), and KEYCORP SHAREHOLDER SERVICES, INC. (the "Rights Agent").

                                   RECITALS

      A. Proler and the Rights Agent are parties to a Rights Agreement dated as of February 28, 1996 (the "Rights Agreement").

      B. Schnitzer Steel Industries, Inc., an Oregon corporation ("Schnitzer"), PIC Acquisition Corporation, a Delaware corporation ("Sub"), and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Sub will commence an offer (the "Offer") to purchase all outstanding shares of common stock of the Company and, following consummation of the amended offer, the Company will merge with and into Sub (the "Merger"). The Board of Directors of the Company has approved the Merger Agreement, the Offer and the Merger.

      C. Pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

      Accordingly, the parties agree as follows:

      1. AMENDMENT OF SECTION 1(A). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

      "Notwithstanding anything in this Rights Agreement to the contrary, neither Schnitzer nor Sub shall be deemed to be an Acquiring Person solely by virtue of (i) the announcement or making of the Offer (as defined in the Merger Agreement), (ii) the acquisition of Common Stock pursuant to the Offer and the Merger (as defined in the Merger Agreement), (iii) the execution of the Merger Agreement or (iv) the consummation of the other transactions contemplated in the Merger Agreement."

      2. ADDITIONS TO SECTION 1. The following subsections are added to Section 1 of the Rights Agreement:

      "(p) `Merger Agreement' shall mean the Agreement and Plan of Merger dated as of September 15, 1996, among Schnitzer, Sub and the Company, as amended from time to time.

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      "(q) `Schnitzer' shall mean Schnitzer Steel Industries Inc., an Oregon corporation."

      "(r) `Sub' shall mean PIC Acquisition Corporation, a Delaware corporation, which is a wholly owned subsidiary of Schnitzer, or any other subsidiary of Schnitzer that is substituted for Sub pursuant to the Merger Agreement."

      3. AMENDMENT OF SECTION 3(A). Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

      "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the announcement or making of the Offer, (ii) the acquisition of Common Stock pursuant to the Offer and the Merger, (iii) the execution of the Merger Agreement or (iv) the other transactions contemplated in the Merger Agreement."

      4. AMENDMENT OF SECTION 11(A)(II)(B). Section 11(a)(ii)(B) of the Rights Agreement is amended and restated to read as follows:

      "(B) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary organized, appointed or established by the Company for or pursuant to the terms of any such plan) alone or together with its Affiliates and Associates, shall at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 30% or more of the shares of Common Stock then outstanding, unless the event causing the 30% threshold to be crossed is a transaction set forth in Section 13(a) hereof, is an acquisition of shares of Common Stock pursuant to the Offer and the Merger, or is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer, made in the manner prescribed in Section 14(d) of the Exchange Act, for all outstanding shares of Common Stock (other than shares held by such Person and its Affiliates) that is, by its terms, held open for not less than 60 days and either (1) is at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company, or who are not nominees, representatives, Affiliates or Associates of the Person making such offer, after receiving advice from one or more investment banking firms, to be (a) at a price that is fair to the stockholders (taking into account all factors which the Board of Directors of the Company deem relevant including, without limitation, prices which could reasonable be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of the Company and its stockholders, or (2) is for cash and (I) causes such Person, together with all Affiliates and Associates of such Person, to be the Beneficial Owner of 80% or more of the Common Stock then outstanding and (II) is followed, within 90 days, by the completion of a merger or other business combination in which all remaining stockholders of the

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      Company (other than the Person making such offer) receive cash consideration in a per share amount at least equal to the highest per share amount paid in connection with such offer; or"

      5. AMENDMENT OF SECTION 13. Section 13 of the Rights Agreement is amended to add the following sentence at the end thereof:

      "Notwithstanding anything in this Rights Agreement to the contrary, (i) the announcement or making of the Offer, (ii) the acquisition of Common Stock pursuant to the Offer and the Merger, (iii) the execution of the Merger Agreement or (iv) the consummation of the other transactions contemplated in the Merger Agreement shall not be deemed to be a Section 13 Event and shall not cause the Rights to be adjusted or exercisable in accordance with Section 13."

      6. EFFECTIVENESS. This Amendment shall be deemed effective as of September 15, 1996 as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

      7. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

      EXECUTED as of the date set forth above.

                           PROLER INTERNATIONAL CORP.


                           Name:/s/ HERMAN PROLER
                           Title: CHAIRMAN OF THE BOARD



                           KEYCORP SHAREHOLDER SERVICES, INC.


                           Name:/s/ BARBARA A. SHEPHERD
                           Title: VICE PRESIDENT

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